Exhibit 5.3

Hogan Lovells US LLP One Tabor Center, Suite 1500 1200 Seventeenth Street Denver, CO 80202 T +1 303 899 7300 F +1 303 899 7333 www.hoganlovells.com

March 25, 2011

Board of Directors

Accellent Inc.

100 Fordham Road

Wilmington, MA 01887

Ladies and Gentlemen:

This firm has acted as special counsel to those corporations and limited liability companies identified on Schedule 1 attached hereto as the California Corporate Guarantors (the “California Corporate Guarantors”), the Colorado LLC Guarantors (the “Colorado LLC Guarantors”), the Colorado Corporate Guarantor (the “Colorado Corporate Guarantor”) and the Virginia LLC Guarantor (the “Virginia LLC Guarantor” and collectively, with the California Corporate Guarantors, the Colorado LLC Guarantors and the Colorado Corporate Guarantor, the “Local Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed by Accellent Inc., a Maryland corporation (“Accellent”), and its subsidiaries listed in the Registration Statement, including the Local Guarantors (collectively, the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed public offering of up to $315,000,000 aggregate principal amount of Accellent’s 10% Senior Subordinated Exchange Notes due 2017 (the “Exchange Notes”) in exchange for up to $315,000,000 aggregate principal amount of Accellent’s outstanding 10% Senior Subordinated Notes due 2017, and the related joint and several, full and unconditional guarantees of payment of the principal and interest on the Exchange Notes on a senior subordinated basis included in Article XI of that certain Indenture (as defined below) by the Guarantors (the “Guarantees”). The Exchange Notes and the Guarantees will be issued under an indenture, dated as of October 28, 2010 (the “Indenture”), among Accellent, the Guarantors and The Bank of New York Mellon, as trustee. This opinion letter is furnished to you at your request to enable Accellent and the Guarantors to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. We have also assumed the validity and constitutionality of each statute covered by this opinion letter. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Board of Directors

Accellent Inc.

This opinion letter is based as to matters of law solely on applicable provisions of the following, as currently in effect: (i) with respect to the California Corporate Guarantors, the General Corporation Law of the State of California, as amended (the “California Corporation Law”), (ii) with respect to the Colorado LLC Guarantors, the Colorado Limited Liability Company Act, as amended (the “Colorado LLC Law”), (iii) with respect to the Colorado Corporate Guarantor, the Colorado Business Corporation Act, as amended (the “Colorado Corporation Law”) and (iv) with respect to the Virginia LLC Guarantor, the Virginia Limited Liability Company Act, as amended (the “Virginia LLC Law”). For the purposes of clauses (i) through (iv) of this paragraph, such laws shall include the statutory provisions contained therein, all applicable provisions of the respective jurisdiction’s Constitution and the reported judicial decisions interpreting these laws. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)(i) Each of the California Corporate Guarantors is validly existing as a corporation and in good standing as of March 18, 2011 under the laws of the State of California.

(ii) Each of the Colorado LLC Guarantors is validly existing as a limited liability company and in good standing as of March 18, 2011 under the laws of the State of Colorado.

(iii) The Colorado Corporate Guarantor is validly existing as a corporation and in good standing as of March 18, 2011 under the laws of the State of Colorado.

(iv) The Virginia Corporate Guarantor is validly existing as a corporation and in good standing as of March 18, 2011 under the laws of the Commonwealth of Virginia.

(b) The execution, delivery and performance by each of the Local Guarantors of the Indenture and the Guarantees have been duly authorized by all necessary corporate or limited liability company action, as the case may be, of each of the Local Guarantors, and the Indenture has been duly executed and delivered on behalf of each of the Local Guarantors.

(c) The performance on the date hereof by each of the Local Guarantors of the Indenture and the Guarantees does not violate (i) the Articles of Incorporation, as amended, or Bylaws of any of the California Corporate Guarantors or the Colorado Corporate Guarantor, (ii) the Articles of Organization, as amended, or Operating Agreement of any of the Colorado LLC Guarantors or the Virginia LLC Guarantor, or (iii) (A) the California Corporation Law in the case of the California Corporate Guarantors, (B) the Colorado LLC Law in the case of the Colorado LLC Guarantors, (C) the Colorado Corporation Law in the case of the Colorado Corporate Guarantor or (D) the Virginia LLC Law in the case of the Virginia LLC Guarantor.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

Board of Directors

Accellent Inc.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act. We further consent to the reliance by Simpson Thacher & Bartlett LLP on our opinions in rendering its opinions to the Board of Directors of Accellent on the date hereof, it being understood that our opinion speaks only as of the date hereof and that no such reliance will have any effect on the scope, phrasing or originally intended use of our opinion.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP

SCHEDULE 1

California Corporate Guarantors:

1.	American Technical Molding, Inc.
2.	Micro-Guide, Inc.

Colorado LLC Guarantors:

1.	Accellent LLC
2.	G&D, LLC

Colorado Corporate Guarantor:

1.	National Wire & Stamping, Inc.

Virginia LLC Guarantor:

1.	Noble-Met LLC